Exhibit 99.1

Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Nov. 19, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Jeff Pounds (918) 573-3332	Sharna Reingold (918) 573-2078

Alan Armstrong Elected to Williams’ Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) announced today that Alan Armstrong has been elected to the company’s Board of Directors, effective Jan. 3, 2011.

The effective date of Armstrong joining the Board of Directors is concurrent with the day he will succeed Steve Malcolm as Williams’ chief executive officer and as a member of the Board of Directors.  The company’s leadership succession plan was announced on Oct. 12.

Armstrong has served as a senior vice president of Williams and president of its midstream business since 2002. He joined Williams in 1986.

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 77-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership.  More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.